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                                                              Exhibit (a)(5)(vi)

                  VERTRUE ANNOUNCES ADDITION OF JOSEPH E. HEID
                           TO ITS BOARD OF DIRECTORS
                  SCOTT FLANDERS RETIRES FROM VERTRUE'S BOARD


STAMFORD, Connecticut - December 21, 2004 - Vertrue Incorporated (Nasdaq:VTRU)), a leading marketing solutions company, today announced the addition of Joseph E. Heid to its Board of Directors.

Mr. Heid, 58, served as Chairman, President and Chief Executive Officer of Esprit de Corp from December 1999 to July 2002. From November 1997 to November 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation and CEO and President of Sara Lee's Personal Products Group of North America. Mr. Heid is a certified public accountant. He currently serves as a director of UST Inc. and previously served as a director of Maidenform, Inc.

"We are excited to have Joe join the Board of Vertrue," said Gary Johnson. "We believe his financial expertise and his track record for building successful companies will be of great value to Vertrue."

Vertrue also announced today that Mr. Scott Flanders has retired from the Vertrue Board of Directors. Mr. Flanders, Chairman and CEO of Columbia House, served as a Board member and a member of the Board's Audit Committee since 2002.

Gary Johnson said, "We thank Scott for his many valuable contributions to the Board. We wish him the best in his future endeavors."

About Vertrue

Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.


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Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


Contacts:  Vertrue Incorporated
           James B. Duffy, 203-324-7635